CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-14 of our reports dated, October 21, 2002 and December 18, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Report to Shareholders of the Credit Suisse Global Health Sciences Fund, Inc. and the Credit Suisse Global Technology Fund, Inc. and the October 31, 2002 Annual Report to shareholders of the Credit Suisse Global Post-Venture Capital Fund, Inc., as applicable, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Management of Each Fund" and "Financial Statements and Experts" in the Proxy/Prospectus.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 17, 2003